Exhibit 10.1
CONFIDENTIAL
November 13, 2007
Dayton Superior Corporation
7777 Washington Village Drive
Suite 130
Dayton, Ohio 45459

Attention:	Edward J. Puisis
Executive Vice President and CFO

Re:	Commitment Letter
Gentlemen:
General Electric Capital Corporation (“GE Capital”) is pleased to commit to provide Dayton Superior Corporation (“you” or “Borrower”), directly or through an affiliate, the entire principal amount of the Financing (as defined below) and to act as the sole administrative agent for the Financing, all upon and subject to the general terms and conditions set forth herein, in the Summary of Terms attached hereto as Exhibit A and incorporated herein by reference (the “Term Sheet” and together with this letter, the “Commitment Letter”) and in the Fee Letter (as defined below). GE Capital Markets, Inc. (“GECM”) is pleased to advise the Borrower of its agreement to act as the sole lead arranger and book-running manager for the Financing. Capitalized terms used in the text of this Commitment Letter without definition have the meanings assigned such terms in the Term Sheet.
You have advised GE Capital and GECM that you intend to (i) redeem and retire all of the Borrower’s 10 3/4% Senior Second Secured Notes due 2008 (the “08 Notes”), and discharge the indenture under which the 08 Notes were issued (the “08 Notes Refinancing”), and (ii) refinance certain other of Borrower’s indebtedness, including, without limitation, indebtedness under the Credit Agreement, dated as of January 30, 2004, as amended (the “Existing Credit Facility”), among GE Capital, individually and as agent, the other lender named therein and you (the “Existing Debt Refinancing” and, together with the 08 Notes Refinancing, the “Transaction”).
You have further advised GE Capital that you intend to obtain (i) in connection with the Transaction, senior secured financing comprised of (a) a $150,000,000 Senior Secured Revolving Credit Facility (the “Revolving Credit Facility”) and (b) a $100,000,000 senior secured term loan (the “Term Loan”) to be used solely to redeem and retire the 08 Notes (and to pay fees, expenses, prepayment charges and accrued interest in connection therewith), with the remainder of the funding required for these purposes funded from loans under the Revolving Credit Facility, in each case, on the terms and conditions described in the Term Sheet (collectively, the “Financing”).
Syndication.
GE Capital intends and reserves the right, prior to and after the execution of definitive documentation for the Financing (the “Financing Documentation”), to syndicate all or a portion of its commitments under this Commitment Letter or its loans and commitments under the Financing Documentation, as the case may be, to one or more financial institutions in consultation with you (other than those financial institutions identified by you on or prior to the commencement of the Primary Syndication, as defined below, to GECM in a written list that has been reasonably approved by GECM (“Excluded Lenders”)) pursuant to a syndication to be managed by GECM, in consultation with you (GE Capital and such financial institutions becoming parties to such Financing Documentation being collectively referred to as the “Lenders”). The syndication of all or a portion of GE Capital’s commitments and/or loans under the Financing on or prior to the Closing Date (as defined in the Term Sheet) is hereinafter referred to as the “Primary Syndication.”
GECM will commence the Primary Syndication promptly after your acceptance of this Commitment Letter and the Fee Letter (as defined below). It is understood and agreed that GECM will, in consultation with you, manage and control all aspects of the Primary Syndication, including selection of the potential other Lenders, determination of when GECM will approach potential other Lenders (other than Excluded Lenders) and the time of acceptance of the other Lenders’ commitments, any naming rights, titles or roles to be awarded to the other Lenders, the final allocations of the commitments among the other Lenders and the amount and distribution of fees among the other Lenders. It is further understood and agreed that (i) no additional agents, co-agents, co-arrangers or co-bookrunners shall be appointed, or other titles, names or roles conferred to any other Lender or any other person or entity, by you in respect of the Financing, (ii) the amount and distribution of fees among the other Lenders will be at GECM’s discretion and (iii) no other Lender will be offered by, or receive from, you compensation of any kind for its participation in the Financing, except in each case as expressly provided for in this Commitment Letter or the Fee Letter or with the prior consent of GECM.
You agree to actively assist and to cooperate with GE Capital and GECM in connection with the Primary Syndication. Such assistance shall include (a) promptly preparing and providing to GE Capital and GECM all information with respect to the Borrower prepared by or on behalf of the Borrower and its subsidiaries relating to the Transaction and the other transactions contemplated hereby, including all financial information and projections (the “Projections”), as GE Capital and GECM may reasonably request in connection with the Primary Syndication, (b) participating in Lender and other relevant meetings (including meetings with rating agencies) in connection with the Primary Syndication, (c) providing direct contact during the Primary Syndication between the Borrower’s senior management, representatives and advisors, on the one hand, and potential Lenders, on the other hand, (d) using your commercially reasonable efforts to ensure that GECM’s syndication efforts benefit from Borrower’s existing banking relationships, and (e) assisting GECM in the preparation of confidential information memoranda, presentations and other information materials regarding the Financing to be used in connection with the Primary Syndication and confirming, prior to such materials being made available to potential Lenders, the accuracy of such materials as set forth under “Information” below.
     Until the earliest of (i) the date on which a Successful Syndication (as defined in the Fee Letter) occurs, (ii) 60 days following the date of the initial funding under the Financing Documentation and (iii) in the event that no funding under the Financing has occurred as of such time, the expiration of this Commitment Letter, the Borrower shall not (and Borrower shall cause Borrower’s subsidiaries not to), without the prior written consent of GECM, offer, issue, place, syndicate or arrange any debt or preferred equity securities or debt facilities (including any renewals, restatements, restructuring or refinancings of any existing debt or preferred equity securities or debt facilities), attempt or agree to do any of the foregoing, announce or authorize the announcement of any of the foregoing, or engage in discussion concerning any of the foregoing.
Information.
You hereby represent and covenant, to the best knowledge of your responsible officers, that (a) all information, taken as a whole, other than the Projections and general economic or specific industry information developed by, and obtained from, third-party sources (the “Information”) that has been or will be made available to GE Capital and GECM by you or any of your subsidiaries or representatives is or will be, when furnished, true and correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made and (b) the Projections that have been or will be made available to us by the Borrower or any of the Borrower’s subsidiaries or representatives have been or will be prepared in good faith based upon assumptions believed to be reasonable by your responsible officers (it being understood that the Projections are not forecasts and that the actual results may vary from the Projections and the variances may be material). You agree that if at any time prior to the initial funding of the Financing any of the representations in the preceding sentence would be materially incorrect if the Information or Projections were being furnished, and such representations were being made, at such time, then you will promptly supplement the Information or the Projections, as the case may be, so that such representations will be correct in all material respects under those circumstances. You understand that in arranging and syndicating the Financing we may use and rely on the Information and Projections without independent verification thereof.
You hereby authorize and agree on behalf of yourself and your subsidiaries, that the Information, the Projections and all other information provided by or on behalf of you and your subsidiaries to GE Capital and GECM regarding you and your subsidiaries, the Transaction and the other transactions contemplated hereby and delivered to GE Capital and GECM in connection with the Financing (collectively, “Evaluation Material”) may be disseminated by or on behalf of GE Capital and GECM, and made available, to potential other Lenders and other persons, who have agreed to be bound by customary confidentiality undertakings (including, “click-through” agreements), all in accordance with GECM’s standard loan syndication practices (whether transmitted electronically by means of a website, e-mail or otherwise, or made available orally or in writing, including at potential Lender or other meetings). You hereby further authorize GECM to download copies of your logos from your website and post copies thereof on an Intralinks® or similar workspace and use such logos on any confidential information memoranda, presentations and other marketing and materials prepared in connection with the Primary Syndication.
At GECM’s request, you agree to assist in the preparation of Evaluation Material, including a version of the information memorandum, lender presentation and other information materials, consisting exclusively of information that is either publicly available with respect to you and your subsidiaries and parent companies, or that is not material with respect to you, or your subsidiaries and you or your subsidiaries’ securities for purposes of United States federal and state securities laws. You further acknowledge and agree to instruct us from time to time as to whether the following documents and materials are to be distributed to both Public Lenders and Private Lenders or only to Private Lenders (each as defined below): term sheets with respect to the Financing and the Transaction, and administrative materials of a customary nature prepared by GE Capital and GECM for prospective Lenders, such as a lender meeting invitation, bank allocation, if any, and funding and closing memorandum. Before distribution of any information memoranda, you agree to execute and deliver to us a letter in which you authorize distribution of a version of such information memorandum to prospective Lenders and their employees (each, a “Private Lender”) willing to receive material non-public information with respect to the Borrower and your securities (collectively, “MNPI”), and a separate letter in which you authorize distribution of a version of such information memorandum to prospective Lenders (each, a “Public Lender”) that does not contain MNPI and represent that no MNPI is contained therein. You also hereby agree that unless specifically labeled “Private — Contains Non-Public Information,” no Evaluation Material disseminated to GE Capital, GECM and the potential other Lenders by the Borrower, its subsidiaries or representatives in connection with the Financing will contain any MNPI.

Fee Letter.
As consideration for GE Capital’s and GECM’s agreements hereunder you agree to pay, subject to the initial funding under the Revolving Credit Facility, GE Capital and such other specified parties, if any, the fees as set forth in the Term Sheet and in the Fee Letter dated the date hereof and delivered herewith with respect to the Financing (the “Fee Letter”). Once paid, such fees shall not be refundable under any circumstances.
Conditions.
The commitment and agreements of GE Capital hereunder, and the agreements of GECM to provide the services described herein, are subject to the following: (a) the execution and delivery of the Financing Documentation reasonably acceptable to GE Capital and its counsel on the terms summarized in the Term Sheet, (b) with respect to the initial funding under the Revolving Credit Facility, GE Capital not becoming aware after the date hereof of any information not previously disclosed to GE Capital affecting the Borrower and its current subsidiaries that in GE Capital’s judgment is inconsistent in a material and adverse manner with information disclosed to GE Capital prior to the date hereof, (c) GECM having been afforded a period of time acceptable to GECM, following your written authorization for the release of the confidential information memorandum prepared as part of the Evaluation Material and immediately prior to the date of the initial funding under the Financing Documentation to complete the Primary Syndication, (d) your compliance in all material respects with the terms and provisions of this Commitment Letter and the Fee Letter and (e) the other conditions set forth in the Term Sheet (including, without limitation, in Schedule I thereto) and the Fee Letter.
Expenses.
     By signing this Commitment Letter you agree to pay, subject to the terms of the Fee Letter, upon demand to GE Capital and GECM all reasonable out-of-pocket expenses (including, but not limited to, all reasonable costs and fees of external legal counsel, auditors and other consultants and advisors, due diligence reports, escrow costs (if applicable), recording and transfer fees and taxes, title charges and survey costs) incurred in connection with this Commitment Letter, the Fee Letter, the Transaction, the Financing and the transactions contemplated hereby (and the negotiation, documentation, closing and syndication thereof).
Confidentiality.
GE Capital is delivering this Commitment Letter to you with the understanding that you will not disclose the contents of this Commitment Letter, the Fee Letter or GE Capital’s or GECM’s involvement or interest in providing and arranging the Financing to any third party (including, without limitation, any financial institution or intermediary) without GE Capital’s prior written consent other than to (a) Odyssey Investment Partners LLC (the “Sponsor”) and those individuals who are your and the Sponsor’s respective directors, officers, employees, agents, auditors or advisors in connection with the Financing, and (b) as may be compelled in a judicial or administrative proceeding or as otherwise required by law (in which case you agree to inform GE Capital promptly thereof). You agree to inform all such persons who receive (a) information included in this Commitment Letter or the Fee Letter concerning GE Capital or GECM or (b) this Commitment Letter or the Fee Letter or the information contained therein that, in each case, such information is confidential and may not be used for any purpose other than in connection with the Transaction and may not be disclosed to any other person. GE Capital reserves the right to review and approve, in advance, all materials, press releases, advertisements and disclosures that you prepare or that are prepared on your behalf that contain GE Capital’s or any affiliate’s name or describe GE Capital’s financing commitment or GECM’s role and activities with respect to the Financing.
Indemnity.
Regardless of whether the Financing closes, you agree to (a) indemnify, defend and hold each of GE Capital, GECM, each Lender, and their respective affiliates and the principals, directors, officers, employees, representatives, agents and third party advisors of each of them (each, an “Indemnified Person”), harmless from and against all losses, claims, expenses (including, but not limited to, reasonable attorneys’ fees), damages, and liabilities of any kind (including, without limitation, any environmental liabilities) which may be incurred by, or asserted against, any such Indemnified Person in connection with, arising out of, or relating to, this Commitment Letter, the Fee Letter, the Financing, the use or the proposed use of the proceeds thereof, the Transaction, any other transaction contemplated by this Commitment Letter, any other transaction related thereto and any claim, litigation, investigation or proceeding relating to any of the foregoing (each, a “Claim”, and collectively, the “Claims”), regardless of whether such Indemnified Person is a party thereto, and (b) reimburse each Indemnified Person upon demand for all reasonable out-of-pocket expenses (including, without limitation, reasonable legal expenses) incurred by it in connection with investigating, preparing to defend or defending, or providing evidence in or preparing to serve or serving as a witness with respect to, any lawsuit, investigation, claim or other proceeding relating to any of the foregoing (each, an “Expense”); provided that no Indemnified Person shall be entitled to indemnity hereunder in respect of any Claim or Expense to the extent that the same is found by a final judgment of a court of competent jurisdiction to have resulted from the gross negligence, willful misconduct or bad faith of such Indemnified Person. Under no circumstances shall GE Capital, GECM or any of their respective affiliates be liable for any punitive, exemplary, consequential or indirect damages that may be alleged to result in connection with, arising out of, or relating to, any Claims, this Commitment Letter, the Fee Letter, the Financing, the use or the proposed use of the proceeds thereof, the Transaction, any other transaction contemplated by this Commitment Letter and any other transaction related thereto. Furthermore, you hereby acknowledge and agree that the use of electronic transmission is not necessarily secure and that there are risks associated with such use, including risks of interception, disclosure and abuse. You agree to assume and accept such risks by hereby authorizing the transmission of electronic transmissions, and you agree that each of GE Capital, GECM or any of their respective affiliates will not have any liability for any damages arising from the use of such electronic transmission systems unless such damages are found by a final judgment of a court of competent jurisdiction to have resulted from the gross negligence, willful misconduct or bad faith of GE Capital, GECM or any of their respective affiliates.
Sharing Information; Absence of Fiduciary Relationship.
You acknowledge that GE Capital, GECM and their affiliates may be providing debt financing, equity capital or other services to other companies in respect of which you may have conflicting interests regarding the transactions described herein and otherwise. None of GE Capital, GECM or any of their respective affiliates will furnish confidential information obtained from you, the Sponsor and your and their respective officers, directors, employees, attorneys, accountants or other advisors by virtue of the transactions contemplated by this Commitment Letter or its other relationships with you to other companies. You also acknowledge that none of GE Capital, GECM or any of their respective affiliates has any obligation to use in connection with the transactions contemplated by this Commitment Letter, or furnish to you, the Sponsor, and your and their respective officers, directors, employees, attorneys, accountants or other advisors, confidential information obtained by GE Capital, GECM or any of their respective affiliates from other companies.

You further acknowledge and agree that (a) no fiduciary, advisory or agency relationship between you, GE Capital or GECM has been or will be created in respect of any of the transactions contemplated by this Commitment Letter, irrespective of whether GE Capital, GECM and/or their respective affiliates have advised or are advising you on other matters and (b) you will not bring or otherwise assert any claim against GE Capital or GECM for breach of fiduciary duty or alleged breach of fiduciary duty and agree that neither GE Capital nor GECM shall have any liability (whether direct or indirect) to you in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of you, including your stockholders, employees or creditors.
Assignments and Amendments.
This Commitment Letter shall not be assignable by you without the prior written consent of GE Capital (and any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and the Indemnified Persons. GE Capital may transfer and assign its commitment hereunder, in whole or in part, on the terms and conditions set forth herein to any of its affiliates or to any other prospective Lender (other than Excluded Lenders) in connection with the Primary Syndication or otherwise; provided that GE Capital shall not be released from the portion of its commitment hereunder that has been so transferred and assigned until immediately following the initial funding under the Financing Documentation on the Closing Date.
This Commitment Letter may not be amended or waived except by an instrument in writing signed by you and GE Capital. GE Capital and GECM may perform the duties and activities described hereunder through any of their respective affiliates and the provisions of the paragraph entitled “Indemnity” shall apply with equal force and effect to any of such affiliates so performing any such duties or activities.
Counterparts and Governing Law.
This Commitment Letter may be executed in counterparts, each of which shall be deemed an original and all of which counterparts shall constitute one and the same document. Delivery of an executed signature page of this Commitment Letter by facsimile transmission or electronic transmission (in “pdf” format) shall be effective as delivery of a manually executed counterpart hereof.
The laws of the State of New York shall govern all matters arising out of, in connection with or relating to this Commitment Letter, including, without limitation, its validity, interpretation, construction, performance and enforcement.
Venue and Submission to Jurisdiction.
You consent and agree that the state or federal courts located in New York County, State of New York, shall have exclusive jurisdiction to hear and determine any claims or disputes between or among any of the parties hereto pertaining to this Commitment Letter, any transaction relating hereto, any other financing related thereto, and any investigation, litigation, or proceeding in connection with, related to or arising out of any such matters, provided, that you acknowledge that any appeals from those courts may have to be heard by a court located outside of such jurisdiction. You expressly submit and consent in advance to such jurisdiction in any action or suit commenced in any such court, and hereby waive any objection, which either of them may have based upon lack of personal jurisdiction, improper venue or inconvenient forum.

Waiver of Jury Trial.
THE PARTIES HERETO, TO THE EXTENT PERMITTED BY LAW, WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING ARISING OUT OF, IN CONNECTION WITH OR RELATING TO, THIS COMMITMENT LETTER, THE FEE LETTER, THE FINANCING AND ANY OTHER TRANSACTION CONTEMPLATED HEREBY. THIS WAIVER APPLIES TO ANY ACTION, SUIT OR PROCEEDING WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE.
Survival.
The provisions of this letter set forth under this heading and the headings “Syndication”, “Information”, “Expenses”, “Confidentiality”, “Indemnity”, “Assignments and Amendments”, “Counterparts and Governing Law”, “Venue and Submission to Jurisdiction” and “Waiver of Jury Trial” shall survive the termination or expiration of this Commitment Letter and shall remain in full force and effect regardless of whether the Financing closes or Financing Documentation shall be executed and delivered; provided that in the event the initial funding under the Revolving Credit Facility occurs or the Financing Documentation shall be executed and delivered, the provisions under the heading “Syndication” and “Information” shall survive only until the completion of a Successful Syndication and the remaining provisions shall be automatically terminated and superseded by the provisions of the Financing Documentation upon the initial funding thereunder.
Integration.
This Commitment Letter and the Fee Letter supersede any and all discussions, negotiations, understandings or agreements, written or oral, express or implied, between or among the parties hereto and any other person as to the subject matter hereof.
Patriot Act.
GE Capital hereby notifies you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “PATRIOT Act”), each Lender may be required to obtain, verify and record information that identifies Borrower, which information includes the name, address, tax identification number and other information regarding Borrower that will allow such Lender to identify Borrower in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective as to each Lender.
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Please indicate your acceptance of the terms hereof and of the Fee Letter by signing in the appropriate space below and in the Fee Letter and returning to GE Capital such signature pages to this Commitment Letter and the Fee Letter by 5:00 p.m., (New York time) on November 13, 2007. Unless extended in writing by GE Capital (which extension may be granted or withheld by GE Capital in its sole discretion), the commitments contained herein shall expire on the first to occur of (a) the date and time referred to in the previous sentence unless you shall have executed and delivered a copy of this Commitment Letter and the Fee Letter as provided above and (b) 5:00 p.m. (New York time) on January 25, 2008 unless the initial funding under the Revolving Credit Facility is consummated on or before that date on the terms, and subject to the conditions, contained herein.

Sincerely,

GENERAL ELECTRIC CAPITAL CORPORATION

By:	/s/ Michelle Handy

	Name:	Michelle Handy
	Title:	Duly Authorized Signatory

AGREED AND ACCEPTED
THIS 13TH DAY OF NOVEMBER, 2007.

DAYTON SUPERIOR CORPORATION

By:	/s/ Edward J. Puisis

	Name:	Edward J. Puisis
	Title:	Executive Vice President and Chief Financial Officer
Exhibit A to Commitment Letter
$250,000,000 Senior Secured Credit Facility
Summary of Terms
November 9, 2007
     This is the Term Sheet described as Exhibit A in that certain letter dated November 9, 2007. Capitalized terms used herein without definition shall have the meanings assigned to them in the letter referenced above.

Borrower:	Dayton Superior Corporation, a Delaware corporation (“Borrower”), and together with its subsidiaries, collectively, the “Group Members”).

Guarantors:	Borrower’s existing and subsequently acquired or formed direct and indirect domestic subsidiaries (each, a “Guarantor” and collectively, the “Guarantors”).

Administrative Agent and Collateral Agent:	General Electric Capital Corporation (“GE Capital”)

Sole Lead Arranger and Book Runner:	GE Capital Markets, Inc. (“GECM”)

Lenders:	A syndicate of financial institutions (including GE Capital individually) arranged by GECM in consultation with the Borrower other than Excluded Lenders.

Facilities:	$250,000,000 in senior secured credit facilities (the “Facilities”) consisting of the following:

Term Loan: A term loan of $100,000,000 (the “Term Loan”) will be advanced in one drawing on the Closing Date (as hereinafter defined) and will be repayable in scheduled installments of principal equal to 0.25% of the original principal amount thereof per calendar quarter (beginning with the first day of the first calendar quarter beginning after the date that such Term Loan is made) with the remaining outstanding principal balance being repayable in full on the date (the “Maturity Date”) that is the sixth anniversary of the Closing Date; provided, that the Maturity Date shall be March 14, 2009 if (and only if) the Borrower’s 13% senior subordinated notes due June, 2009 (the “09 Notes”) have not been redeemed and retired on such date (such date, the “Earlier Maturity Date”). Amounts repaid on the Term Loan may not be reborrowed.

Revolving Credit Facility: A revolving credit facility (the “Revolving Credit Facility”) of $150,000,000 under which borrowings may be made, subject to Availability (as defined below), from time to time during the period from the Closing Date until the Maturity Date.

A. Letters of Credit. Up to $30,000,000 of the Revolving Credit Facility, subject to Availability, will be available for the issuance of letters of credit (“Letters of Credit”) for the account of Borrower. No Letter of Credit will have a termination date that is later than (a) 30 days prior to the Maturity Date and (b) other than through the operation of “evergreen provisions” (which shall in no event extend beyond the 30 days prior to the Maturity Date), one year after the date of issuance. Until the 09 Notes are redeemed and retired in full as contemplated in the definition of “Maturity Date” no Letter of Credit shall have a termination date beyond the date 30 days prior to the Earlier Maturity Date.

B. Swing Line Loans. Up to $10,000,000 of the Revolving Credit Facility, subject to Availability, will be available to Borrower for swing line loans from GE Capital.

Availability:	Borrowing availability (“Availability”) under the Revolving Credit Facility will be limited to the sum of (a) 85% of the eligible accounts receivable of Borrower and its domestic subsidiaries which are not more than 120 days past invoice date and 80% of the net amount of eligible accounts of Borrower and its domestic subsidiaries which are more than 120 and not more than 150 days past invoice date plus (b) the lesser of 60% of the cost or 85% of the net orderly liquidation value of eligible inventory of the Borrower and its domestic subsidiaries, less (c) $15,000,000; in each case, less such reserves as the Agent may impose from time to time in its reasonable credit judgment, (the “Borrowing Base”), but not to exceed the lesser of the maximum amount of the revolving credit commitments or the amount allowed under the indenture governing the 09 Notes, as amended (the “Senior Subordinated Notes Indenture”).

Eligibility criteria substantially the same as that in the Existing Credit Facility will be set forth in the Financing Documentation. Administrative Agent will retain the right from time to time, in its Permitted Discretion (as defined below), to adjust advance rates and standards of eligibility and to establish reserves against availability.

“Permitted Discretion” means a determination made in good faith and in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment.

Use of Proceeds:	The proceeds of the loans and advances under the Facilities (collectively, the “Loans”) will be used (a) in the case of Loans under the Revolving Credit Facility and the Term Loan on the Closing Date solely to refinance indebtedness under the Existing Credit Facility and certain other indebtedness of the Borrower and to pay costs, fees, interest and expenses in connection therewith and to redeem and retire all of the 08 Notes and discharge the indenture, dated as of June 9, 2003 as amended (the “Senior Notes Indenture”), under which the 08 Notes were issued, and to pay interest, premiums, fees and expenses incurred in connection with such redemption and retirement, and (b) in the case of the Loans under the Revolving Credit Facility made after the Closing Date, for working capital and general corporate and similar purposes.

Interest:	Interest will be payable on the unpaid principal amount of (a) Loans under the Revolving Credit Facility, at a rate per annum equal to, at the option of Borrower (i) the Base Rate (as defined below) plus the Applicable Margin (as defined below), payable in arrears on the first business day of each month or (ii) so long as no event of default exists on the first day of the interest period or on the date notice of election of such interest period is given, the Eurodollar Rate (as defined below) plus the Applicable Margin, payable at the end of the relevant interest period, but in any event, at least quarterly or (b) in the case of the Term Loan, at a rate per annum equal to, at the option of Borrower (i) the Base Rate (as defined below) plus the Applicable Margin (as defined below), payable in arrears on the first business day of each month or (ii) so long as no event of default exists on the first day of the interest period or on the date notice of election of such interest period is given, the Eurodollar Rate (as defined below) plus the Applicable Margin, payable at the end of the relevant interest period, but in any event, at least quarterly.

“Base Rate” means a floating rate of interest per annum equal to the higher of the rate publicly quoted from time to time by The Wall Street Journal as the “base rate on corporate loans posted by at least 75% of the nation’s 30 largest banks” and the federal funds rate plus 50 basis points. “Eurodollar Rate” means, for each interest period, the offered rate for deposits in U.S. dollars in the London interbank market for the relevant interest period which is published by the British Bankers’ Association, and currently appears on Reuters Screen LIBOR01 Page, as of 11:00 a.m. (London time) on the day which is 2 business days prior to the first day of such interest period adjusted for reserve requirements. When selecting the Eurodollar Rate option, Borrower will be entitled to choose 1, 2, 3, 6, or, subject to availability by all affected Lenders, 9 or 12 month interest periods.

All interest will be calculated based on a 360-day year (or, in the case of Base Rate loans calculated by reference to the prime rate, a 365/366-day year) and actual days elapsed. The Financing Documentation will set forth appropriate detail describing the exact method of calculation and relevant reserve requirements for the interest rates referred to above as well as Eurodollar Rate breakage provisions, Eurodollar Rate borrowing mechanics and other Eurodollar Rate definitions.

The “Applicable Margin” (on a per annum basis) means:

(a) with respect to the Term Loan, (i) 2.75% per annum, in the case of Base Rate loans, and (ii) 3.75% per annum, in the case of Eurodollar Rate loans; and

(b) with respect to Loans under the Revolving Credit Facility, 1.25% per annum, in the case of Base Rate Loans, and 2.25% per annum, in the case of Eurodollar Rate Loans.

Adjustments in the Applicable Margins for the Revolving Credit Facility will be implemented quarterly, on a prospective basis, from and after the first day of the first calendar month that occurs more than one (1) day after the first delivery after the Closing Date of Borrower’s quarterly financial statements (the “Pricing Grid”). Failure to timely deliver such financial statements shall, in addition to any other remedy provided for in the Financing Documentation, result in an increase of the Applicable Margins to the highest level of such pricing grid until such financial statements are delivered. Downward adjustments will only take effect (and only remain effective) in the absence of the continuation of certain material defaults (to be determined).

If Daily Average Availability for the Fiscal Quarter is:	Level of Applicable Margins:
less than $40,000,000	Level I
less than $65,000,000, but equal to or more than $40,000,000	Level II
more than $65,000,000	Level III

	Applicable Margins
	Level I	Level II	Level III
Applicable Revolver Margin for Base Rate Loans	1.50%	1.25%	1.00%
Applicable Revolver Margin for Eurodollar Loans	2.50%	2.25%	2.00%

Default Rate:	From and after the occurrence of a payment or bankruptcy event of default, or, at the election of the Administrative Agent or the Required Lenders, certain other material defaults (to be mutually agreed upon), all amounts under the Financing Documentation shall bear interest at the applicable interest rate (including those obligations which are determined by reference to the rate applicable to any other obligation) plus 2% per annum and the Letter of Credit Fee (as defined below) shall be increased by 2% per annum.

Interest Rate Protection:	Borrower shall obtain, within a time period to be agreed following the Closing Date, interest rate protection agreements on terms and with counterparties reasonably satisfactory to the Administrative Agent in effect for 50% of the notional principal amount of the Term Loan for three (3) years following the Closing Date.

Fees:	In addition to the fees payable to GE Capital as specified in the Fee Letter, Borrower shall pay the following fees:

A fee of 0.375% per annum of the average daily balance of the unused portion of the Revolving Credit Facility will be payable quarterly in arrears (the “Unused Line Fee”).

A Letter of Credit fee (the “Letter of Credit Fee”) equal to the maximum undrawn face amount of all outstanding Letters of Credit multiplied by an annual rate equal to the Applicable Margin for Loans under the Revolving Credit Facility bearing interest based on the Eurodollar Rate will be due and payable quarterly in arrears. Borrower shall also pay certain fees, documentary and processing charges to an issuer of Letters of Credit as separately agreed with such issuer or in accordance with such issuer’s standard schedule at the time of determination thereof.

All fees will be calculated based on a 360-day year and actual days elapsed.

Prepayments:	Borrower shall make the following mandatory prepayments with respect to the Term Loan (subject to certain basket amounts and exceptions to be mutually agreed in the Financing Documentation):

(a) Excess Cash Flow. Prepayments in an amount equal to 75% of Excess Cash Flow (to be defined in the Financing Documentation) beginning with the fiscal year ending 2009, with reductions to be agreed upon based upon achievement and maintenance of leverage ratios to be agreed.

(b) Debt Issuances. Prepayments in an amount equal to 50% of the net cash proceeds of issuances of debt obligations of Borrower and its subsidiaries (other than debt permitted under the definitive credit documentation).

(c) Asset Sales. Prepayments in an amount equal to 100% of the net cash proceeds of the sale or other disposition of any property or assets (other than the sale of inventory (including, without limitation, items included in the rental fleet) in the ordinary course of business and certain other dispositions to be mutually agreed) of Borrower or its subsidiaries (including insurance and condemnation proceeds), subject, in the case of asset sales of property in which the Term Loan have a first priority security interest to customary 365-day reinvestment provisions.

Mandatory prepayments described in clauses (a) and (b) above will be applied to the outstanding principal balance of the Term Loan (applied pro rata to remaining installments thereof).

In the case of asset sales of property in which the Facilities in respect of the Term Loan have a first priority security interest, mandatory prepayments described in clause (c) above shall be applied to the outstanding principal balance of the Term Loan (applied pro rata to remaining installments thereof).

In the case of asset sales of property in which the Revolving Credit Facility has a first priority security interest, mandatory prepayments of the Revolving Credit Facility will be required on the same terms as those applicable to Term Loan prepayments under clause (c) above and shall be applied to pay obligations under the Revolving Credit Facility (without a permanent reduction of the commitments thereunder) and to provide cash collateral equal to 105% of the undrawn amount of Letters of Credit and thereafter to the prepayment of the Term Loan (applied pro rata to remaining installments of principal thereof).

To the extent that the Loans and Letters of Credit outstanding under the Revolving Credit Facility exceed the Borrowing Base or the maximum amount allowed to be outstanding under the Revolving Credit Facility, the Borrower shall immediately repay the revolving Loans to eliminate such excess.

Voluntary prepayments of the Loans and terminations and reductions of the unfunded commitments under the Facilities will be permitted at any time in whole or in part without premium or penalty, but the Borrower will be required to pay breakage costs in connection with any voluntary prepayments of Eurodollar Rate Loans made on a date other than the last day of an interest period. Voluntary prepayments shall be applied to the remaining installments of the Term Loan as directed by Borrower.

All voluntary and mandatory prepayments shall be accompanied by accrued interest on the amount prepaid to the date of prepayment.

Collateral:	All obligations of Borrower under the Revolving Credit Facility and of the Guarantors under the guarantees in respect thereof will be secured by (1) a first priority perfected security interests in (a) all accounts and other receivables for goods sold or leased or services rendered whether or not earned (“Receivables”); (b) all inventory (including, without limitation, the rental fleet) of any kind wherever located (“Inventory”); (c) all instruments, chattel paper and other contracts evidencing, or substituted for, any Receivable; (d) all guarantees, letters of credit, security and other credit enhancements for the Receivables; (e) all documents of title for any Inventory; (f) all claims and causes of action in any way relating to any of the Receivables or Inventory; (g) all bank accounts into which any proceeds of Receivables or Inventory are deposited (including all cash and other funds on deposit therein); (h) all books and records relating to any of the foregoing; (i) all substitutions, replacements, accessions, products or proceeds (including, without limitation, insurance proceeds) of any of the foregoing (collectively, the “Revolving Credit Priority Collateral”). GE Capital would have the right to utilize, at no cost or expense, any trade-names, trademarks, copyrights or other intellectual property to the extent necessary or appropriate and permitted by applicable law in order to sell, lease or otherwise dispose of any of the Revolving Credit Priority Collateral, and (2) a second priority security interest in all other existing and after-acquired real and personal property (other than leaseholds) of Borrower and each Guarantor, including, without limitation, 100% of the outstanding equity interests of domestic subsidiaries of the Borrower, and 66% of the outstanding equity interests of foreign subsidiaries directly owned by the Borrower or any domestic subsidiary of the Borrower.

All obligations of Borrower under the Facilities in respect of the Term Loan and under any interest rate protection or other hedging arrangements entered into with or supported by a Lender (or any affiliate of any Lender) and of the Guarantors under the guarantees in respect thereof will be secured by (1) a second priority security interest in all Revolving Credit Priority Collateral, and (2) a first priority perfected security interests in substantially all other existing and after-acquired real and personal property (other than leaseholds) of Borrower and each Guarantor, including, without limitation, 100% of the outstanding equity interests of domestic subsidiaries of the Borrower, and 66% of the outstanding equity interests of foreign subsidiaries directly owned by the Borrower or any domestic subsidiary of the Borrower.

The property securing the Revolving Credit Facility and the Facilities in respect of the Term Loan shall be hereafter referred to as the “Collateral.”

The Borrower and the Guarantors will not be required to (a) take any action to perfect a security interest in any asset where the Administrative Agent determines in its reasonable judgment that the cost of perfection is excessive in relation to the benefit thereof, or (b) make any fixture filings.

The Collateral will be free and clear of other liens, claims, and encumbrances, except permitted liens and encumbrances reasonably acceptable to Administrative Agent (to be set forth in the Financing Documentation).

Proceeds from the realization of the Revolving Credit Priority Collateral shall be applied first to all obligations (including principal, interest, fees, indemnities and expenses) in respect of the Revolving Credit Facility until paid in full, and to provide cash collateral in an amount equal to 105% of the undrawn amount of Letters of Credit, and then to obligations, if any, in respect of the Term Loan. Proceeds from the realization of the Collateral, other than the Revolving Credit Facility Priority Collateral, shall be applied first to all obligations (including principal, interest, fees, indemnities and expenses) in respect of the Term Loan until paid in full, and thereafter shall be applied to all obligations (including principal, interest, fees, indemnities and expenses) in respect of the Revolving Credit Facility until paid in full, and to provide cash collateral in an amount equal to 105% of the undrawn amount of Letters of Credit.

The respective priorities and rights with respect to the Revolving Credit Facility, on the one hand, and the Facilities in respect of the Term Loan, on the other hand, shall be set forth in an intercreditor agreement in form and substance satisfactory to the Borrower and the Administrative Agent.

The Financing Documentation for the Revolving Credit Facility shall be separate and distinct from the Financing Documentation for the Facilities in respect of the Term Loan.

Conditions Precedent for Closing the Revolving Credit Facility and the Term Loan:	The availability of the initial Loan under the Revolving Credit Facility and the Term Loan will be conditioned only upon the satisfaction of the conditions set forth in Schedule I(A) hereto (the date upon which such conditions precedent to the initial funding under the Revolving Credit Facility and the Term Loan shall be satisfied, the “Closing Date”), and the conditions for each borrowing set forth immediately below.

Conditions Precedent to each Borrowing (including the Term Loan) under the Facilities:	All of the representations and warranties in the Financing Documentation shall be true and correct in all material respects; no default or event of default shall be continuing; and delivery of any relevant borrowing notices or letter of credit requests and any other documents or information required to be delivered pursuant to the terms of the Financing Documentation.

Representations and Warranties:	The Financing Documentation will contain representations and warranties applicable to the Group Members substantially similar to those in the Existing Credit Facility.

Affirmative Covenants:	The Financing Documentation shall contain such affirmative covenants applicable to the Group Members as are usual and customary for financings of this kind, and such other affirmative covenants reasonably deemed appropriate by Administrative Agent for the Transaction, including, without limitation, the following: preservation of corporate existence, compliance with laws (including environmental laws), payment of material taxes and other claims resulting in liens, maintenance of material properties, permits, insurance and books and records, and access to books and records and visitation rights, use of proceeds, further assurances (including provision of additional collateral and guaranties consistent with the paragraph above entitled “Collateral”); notices of defaults, material litigation and other material events to be mutually agreed; maintenance of cash management systems (other than with respect to zero balance payroll accounts, trust accounts and the amounts deposited therein) on terms to be mutually agreed and completion of field examinations and inventory appraisals (which shall be completed semi-annually, or more frequently when monthly average Availability falls below $20,000,000 or while an event of default is continuing).

Financial Covenants:	While the Term Loan is outstanding, a maximum leverage ratio and a minimum interest coverage ratio will be tested quarterly in amounts to be determined with a minimum 25% cushion (the “Covenant Cushion”) as against the projected financial performance reflected in the business plan delivered by the Borrower to GECM in November 2007; provided that the first test date will be the first full fiscal quarter that ends after the Closing Date.

Reporting Requirements:	The Financing Documentation shall contain such financial and other reporting requirements applicable to the Group Members as are usual and customary for financings of this kind, and such other financial and reporting requirements reasonably deemed appropriate by Administrative Agent for the Transaction, including, without limitation, the following:

Delivery of monthly and quarterly financial statements and of annual audited financial statements; delivery of management letters; delivery of projections and an annual business plan; delivery of borrowing base certificates (which shall be delivered monthly, or more frequently following an event of default or when Availability falls below a threshold to be determined); and delivery of other collateral and other reports substantially as provided in the Existing Credit Facility.

Negative Covenants:	The Financing Documentation shall contain such negative covenants applicable to the Group Members as are usual and customary for financings of this kind, and such other negative covenants reasonably deemed appropriate by Administrative Agent for the Transaction (with exceptions and baskets to be mutually agreed upon), including, without limitation, the following:

Limitations on indebtedness (including guaranties and speculative hedging transactions), liens, investments (including loans), asset dispositions (including sale and leaseback transactions), restricted payments (consisting of dividends, redemptions and repurchases with respect to capital stock, cancellation of debt), prepayments of indebtedness (including redemptions and repurchases), fundamental corporate changes (including mergers, consolidations, acquisitions, joint ventures or creation of subsidiaries), changes in nature of business, transactions with affiliates, third-party restrictions on indebtedness, liens, investments or restricted payments, and compliance with margin regulations, ERISA and environmental laws.

Events of Default:	The Financing Documentation shall contain such events of default applicable to the Group Members as are usual and customary for financings of this kind, and such other events of default reasonably deemed appropriate by Administrative Agent for the Transaction (with certain customary grace periods and materiality thresholds to be agreed upon), including, without limitation, the following:

Failure to pay principal when due; non-payment of interest and other amounts after a grace period to be mutually agreed; representations and warranties incorrect in any material respect or representations made in any borrowing base certificate are incorrect in any respect (subject, in the case of borrowing base certificates, to a threshold for inadvertent errors to be determined), in each case, when made or deemed made; failure to comply with covenants in the Financing Documentation; cross-default to other indebtedness; failure to satisfy or stay execution of judgments; bankruptcy or insolvency; actual invalidity or impairment of any part of the Financing Documentation (including the failure of any lien on the Collateral to remain perfected); and change of ownership or control.

Requisite Lenders:	To be determined. Certain matters to be determined shall be subject to class voting. The Borrower shall be entitled to replace any Lender that requests tax gross up payments, capital adequacy or similar yield protection payments or which fails to approve waivers or amendments that have been approved by the Requisite Lenders with a financial institution reasonably acceptable to the Administrative Agent on customary terms.

Miscellaneous:	The Financing Documentation will include (a) standard yield protection provisions (including, without limitation, provisions relating to compliance with risk-based capital guidelines, increased costs, withholding taxes, illegality and Eurodollar Rate breakage fees), (b) a waiver of consequential and punitive damages and right to a jury trial, (c) customary agency, set-off and sharing language and (d) other provisions as are usual and customary for financings of this kind and those reasonably deemed appropriate by Administrative Agent for the Transaction (including voting, indemnity and expense provisions consistent with the terms hereof).

Assignments and Participations:	Lenders will be permitted to make assignments in a minimum amount of $1.0 million, in the case of the Term Loan, and $5.0 million, in the case of the Revolving Credit Facility (unless, in each case, such assignment is of a Lender’s entire interest in a Facility) to other financial institutions acceptable to Administrative Agent and, so long as no event of default has occurred and is continuing, Borrower, which acceptances shall not be unreasonably withheld or delayed; provided however, that the approval of Borrower shall not be required in connection with assignments to other Lenders (or to affiliates or approved funds of Lenders). All assignments of a Lender’s interest in a Facility will be made via an electronic settlement system designated by Administrative Agent. An assignment fee of $3,500 will be payable to the Administrative Agent by the assignor or assignee for each assignment.

Governing Law and Submission to Jurisdiction:	New York.

SCHEDULE I
to
Summary of Terms
Conditions to Closing Date
     The availability of the initial Loan under the Revolving Credit Facility and the availability of the Term Loan, in addition to the conditions set forth in the Commitment Letter and Exhibit A thereto, shall be subject to the satisfaction of the following conditions:
     1. Capital Structure. Administrative Agent shall be reasonably satisfied with the corporate and capital structure of Borrower, the Guarantors and their respective subsidiaries, and all legal and tax aspects relating thereto, it being understood that the corporate and capital structure, and all legal and tax aspects relating thereto, as of the date hereof is satisfactory to the Administrative Agent.
     2. Absence of Litigation. There shall not exist any action, suit, investigation, litigation or proceeding pending or threatened in any court or before any arbitrator or governmental authority that has or would reasonably be expected to have, in the aggregate, a material adverse effect on the Borrower, the Refinancing, the Facilities or the enforceability of the Financing Documentation, it being understood that all actions, suits, investigations, litigations and proceedings disclosed to the Administrative Agent as of the date hereof are not currently reasonably expected to have such a material adverse effect.
     3. Receipt of Historical Financial Statements. Administrative Agent shall have received interim unaudited monthly and quarterly financial statements of Borrower and its subsidiaries through the fiscal month or quarter, as applicable, ending September 30, 2007 and each subsequent fiscal month and quarter occurring no later than 30 days (or 45 days in the case of monthly and quarterly financing statements for the fiscal month and quarter, respectively, ending December 31, 2007) prior to the Closing Date and for which financial statements are available.
     4. Receipt of Pro Forma Financial Statements and Business Plan. Administrative Agent shall have received (a) a pro forma estimated balance sheet of Borrower and its subsidiaries at the last day of the fiscal month for which financial statements are available prior to the Closing Date (so long as such date is not more than 60 days prior to the Closing Date) after giving effect to the 08 Notes Refinancing, the Existing Debt Refinancing and the funding of the Revolving Credit Facility and the Term Loan, and (b) Borrower’s business plan which shall include a financial forecast on a monthly basis for the first twelve months after the Closing Date (such financial forecast for the first twelve months to include projected Availability and on an annual basis thereafter through 2012 prepared by Borrower’s management; in each case, with such updates as the Administrative Agent shall reasonably request.
     5. Retirement of 08 Notes. Substantially concurrently with the advance of the Term Loan, the Borrower shall redeem and retire all of the 08 Notes and shall discharge the Senior Notes Indenture pursuant to the terms thereof.
     6. Solvency Certificate. The Administrative Agent shall have received a certificate of the Chief Financial Officer of Borrower, that Borrower and each of the Guarantors, taken as a whole, after incurring the indebtedness contemplated by the Revolving Credit Facility and the Term Loan, will be “Solvent” (as defined in the Existing Credit Facility).
     7. Cash Management. With respect to the initial funding under the Revolving Credit Facility, Borrower and each Guarantor shall maintain a cash management system (including blocked account and lock-box agreements) consistent with that required by the Existing Credit Facility.

     8. No Material Adverse Effect. Since September 30, 2007, there have been no events, circumstances, or developments relating to the business of the Borrower and its subsidiaries that has had or would, in the aggregate, reasonably be expected to have a Material Adverse Effect. “Material Adverse Effect” means an effect that results in or causes, or would reasonably be expected to result in or cause, a material adverse effect on (a) the condition (financial or otherwise), business, operations or property of Borrower and its subsidiaries, taken as a whole and (b) the validity or enforceability of any Financing Documentation or the rights and remedies of the Administrative Agent, the Lenders and the other secured parties under any Financing Documentation.
     9. Revolving Credit Facility. On the Closing Date, after giving effect to the initial Loan made and Letters of Credit issued under the Revolving Credit Facility, Borrower shall have at least $20,000,000 of unused Availability.
     10. 09 Notes. The Administrative Agent shall have received evidence reasonably satisfactory to it that all indebtedness of Borrower under the Revolving Credit Facility and the Term Loan constitutes and will constitute “Permitted Indebtedness,” “Designated Senior Debt” and “Senior Debt” under (and as such terms are defined in) the Senior Subordinated Notes Indenture and all liens securing the Revolving Credit Facility and the Term Loan constitute “Permitted Liens” (under and as such term is defined in the Senior Subordinated Notes Indenture), including, if applicable, certified copies of any supplemental indentures needed to permit such indebtedness or liens.
     11. Minimum Adjusted EBITDA. The Adjusted EBITDA of Borrower for the most recent period of twelve months prior to the Closing Date for which financial statements are required to have been delivered under the Existing Credit Facility shall not be less than $65,000,000.
     12. Other Customary Documentary Conditions. Receipt by the Administrative Agent of reasonably satisfactory legal opinions of counsel to the Group Members, evidence of substantially concurrent payment of the Existing Credit Facility and release of existing liens in respect thereof, documentation relating to the creation and perfection of liens on the Collateral as provided for in each paragraph entitled “Collateral” above (with exceptions to be mutually agreed), receipt of lien search reports, receipt of mortgage supporting documents for all properties subject to a mortgage (including, without limitation, title insurance policies, current certified surveys, evidence of zoning and other legal compliance, environmental reports, certificates of occupancy, legal opinions, except in each case to the extent otherwise agreed to by the Administrative Agent), all required material governmental approval and third party consents shall have been obtained, evidence of corporate authority, copy of organizational documents, receipt of additional insured and loss payee insurance certificates reasonably satisfactory to the Administrative Agent and payment of all fees and expenses required to be paid pursuant to the Commitment Letter and the Fee Letter.